Exhibit 99.1

Contact:	Mark H. Collin
Phone: 603-773-6612
Fax: 603-773-6605
Email: collin@unitil.com

Unitil Reports Year-End Earnings

Hampton, NH – February 5, 2010: Unitil Corporation (NYSE: UTL) (www.unitil.com) today announced Earnings Applicable to Common Shareholders of $1.2 million, or $0.11 per common share, for the fourth quarter of 2009 compared to $3.2 million, or $0.53 per common share, for the fourth quarter of 2008. The Company also reported earnings of $9.9 million for the full year period of 2009, compared to $9.6 million for 2008. Earnings per common share were $1.03 for 2009, ($0.62) per share lower than last year’s earnings of $1.65. The lower earnings per common share in the fourth quarter and full year period of 2009 primarily reflect higher expenses in 2009 associated with the devastating ice storm that struck New England in December 2008 and a significant non-recurring regulatory matter.

In 2009 the Company recognized professional fees of approximately $3.0 million related to regulatory and legal matters concerning the Company’s preparation and response to the devastating ice storm that struck the New England region on December 11 and 12, 2008. In the fourth quarter of 2009, the Company also recognized a non-recurring accounting charge for a regulatory order that required Fitchburg Gas and Electric Light Company, the Company’s Massachusetts combination gas and electric operating utility, to refund $4.9 million of natural gas supply costs, including carrying charges. Excluding these one-time charges, the Company’s Earnings Applicable to Common Shareholders was $5.1 million, or $0.47 per common share, for the fourth quarter of 2009 and $15.1 million, or $1.57 per share, for the full year ended December 31, 2009.

“We had a challenging year in 2009 due to the economy and some extraordinary regulatory issues,” said Bob Schoenberger, Unitil Chairman and CEO. “Our earnings before the one-time charges for regulatory matters reflect the value of our recent acquisition of Northern Utilities and Granite State, which was accretive to our 2009 earnings. Looking forward we are focused on realizing the long-term earnings power of our assets as the economy recovers and we complete our regulatory agenda.”

Natural gas sales margin increased $35.1 million in 2009 compared to 2008, reflecting the contribution to natural gas sales by Northern Utilities and Granite State. Natural gas sales margin also includes the unfavorable effect of a refund of $4.9 million of natural gas supply costs recorded in the fourth quarter of 2009. Electric sales margin increased $0.4 million in 2009 compared to 2008, reflecting higher electric rates offset by lower sales. Total electric kilowatt-hour (kWh) sales decreased 4.5% in 2009 compared to 2008, reflecting lower average usage by customers due to the continued economic slowdown and milder summer weather in 2009. Average summer temperatures in the Company’s electric service territories, as measured by cooling degree days, were 31% cooler in 2009 compared to the same period in 2008 and were 26% cooler than normal.

The Company’s non-regulated energy brokering and advisory services business, Usource™, achieved sales margins of $4.3 million in 2009, and contributed $1.6 million to consolidated Earnings, or $0.16 per share for the year compared to earnings of $0.3 million, or $0.06 per share in 2008.

Selected Financial Data for 2009 is presented in the following table:

Unitil Corporation – Condensed Financial Data

(Millions, except Per Share data)

	(unaudited)
	Three Months Ended December 31,			Twelve Months Ended December 31,
	2009	2008	Change	2009	2008	Change
Gas Therm Sales: (a)
Residential	7.6	5.6	35.7%	36.7	13.3	175.9%
Commercial/Industrial	35.9	20.0	79.5%	142.0	33.9	318.9%

Total	43.5	25.6	69.9%	178.7	47.2	278.6%

Electric kWh Sales:
Residential	152.1	154.0	(1.2%)	645.9	660.2	(2.2%)
Commercial/Industrial	234.6	241.2	(2.7%)	972.9	1,035.7	(6.1%)

Total	386.7	395.2	(2.2%)	1,618.8	1,695.9	(4.5%)

(a) Gas Therm Sales include Northern Utilities, Inc., acquired on December 1, 2008.

Gas Revenues	$41.8	$31.6	$10.2	$152.8	$56.9	$95.9
Purchased Gas	29.6	22.1	7.5	98.3	37.5	60.8

Gas Sales Margin	12.2	9.5	2.7	54.5	19.4	35.1

Electric Revenues	46.6	55.3	(8.7)	209.9	227.5	(17.6)
Purchased Electricity	33.1	42.3	(9.2)	154.7	172.7	(18.0)

Electric Sales Margin	13.5	13.0	0.5	55.2	54.8	0.4

Usource™ Sales Margin	1.1	0.9	0.2	4.3	3.8	0.5

Total Sales Margin:	26.8	23.4	3.4	114.0	78.0	36.0

Operation & Maintenance Expenses	10.3	8.8	1.5	44.7	27.5	17.2
Depreciation, Amortization, Taxes & Other	12.0	8.2	3.8	43.6	30.4	13.2
Interest Expense, Net	3.3	3.2	0.1	15.8	10.5	5.3

Earnings Applicable to Common Shareholders:	$1.2	$3.2	$(2.0)	$9.9	$9.6	$0.3

Earnings Per Share	$0.11	$0.53	$(0.42)	$1.03	$1.65	$(0.62)

Total Operation & Maintenance (O&M) expenses increased $17.2 million in 2009 compared to 2008. The inclusion of Northern Utilities and Granite State for the full year in 2009 accounted for $8.8 million of the increase. In addition, higher compensation and retiree and employee benefit expenses of $2.2 million and net other utility operating costs of $0.4 million contributed to the increase in O&M expenses year over year. As discussed above, in 2009 the Company expensed professional fees of approximately $3.0 million related to regulatory and legal matters concerning the December 2008 ice storm. In addition, the Company received regulatory approvals to defer storm restoration costs for the repair of its electric system damaged during the ice storm and has accrued and deferred approximately $14.6 million of costs that it will seek recovery of in its next rate cases. The increase in O&M expenses in 2009 over 2008 also reflects lower O&M recorded in 2008 due to the receipt of a $2.8 million insurance settlement in that year.

Depreciation, Amortization, Taxes and Other expenses increased $13.2 million in 2009 compared to 2008. The increase is largely due to the inclusion of Northern Utilities and Granite State for the full year in 2009, higher depreciation on normal utility plant additions and higher income taxes on higher pre-tax earnings in 2009.

Interest Expense, Net increased $5.3 million in 2009 compared to 2008. The increase is primarily due to the issuance of $90 million of long-term notes issued by Northern Utilities and Granite State in December 2008 to partially finance the acquisition and higher average borrowings during 2009, partially offset by increases in interest income on regulatory assets and Allowance for Funds Used During Construction (AFUDC) in 2009.

At its January 2010 meeting, the Unitil Board of Directors declared the regular quarterly dividend on the Company’s common stock of $0.345 per share. Unitil paid common dividends of $1.38 in 2009.

Between December 2008 and June 2009, the Company sold 4,970,000 shares of its common stock at a price of $20.00 per share in registered public offerings. The Company used the net proceeds of $93.1 million from these offerings to complete the financing of the acquisition of Northern Utilities and Granite State and for capital contributions to Unitil’s other distribution utilities and other corporate purposes. Overall, the results of operations and net income are reflected over a higher number of average shares outstanding year over year.

As a result of the acquisitions of Northern Utilities and Granite State, consolidated results for the Company in the current period may not be directly comparable to prior period results until such time as the acquisitions are fully reflected in both reporting periods. In particular, the Company’s results will reflect the seasonal nature of the natural gas business. Accordingly, the Company expects that results of operations will be positively affected during the first and fourth quarters, when sales of natural gas are typically higher, and negatively affected during the second and third quarters, when gas operating and maintenance expenses usually exceed sales margins in the period.

About Unitil

Unitil Corporation is a public utility holding company headquartered in Hampton, New Hampshire. Unitil’s principal business is the local distribution of electricity and natural gas in the states of New Hampshire, Massachusetts and Maine. Unitil is the parent company of three distribution utilities: (i) Unitil Energy Systems, Inc., which provides electric service in the southeastern seacoast and state capital regions of New Hampshire; (ii) Fitchburg Gas and Electric Light Company, which provides both electric and natural gas service in the greater Fitchburg area of north central Massachusetts; and (iii) Northern Utilities, Inc., which provides natural gas service in southeastern New Hampshire and portions of southern and central Maine. In addition, Unitil is the parent company of Granite State Gas Transmission, Inc., an interstate natural gas transmission pipeline in New Hampshire and Maine. Together, Unitil’s operating utilities serve approximately 100,500 electric customers and 70,000, natural gas customers. Unitil’s non-regulated business, Usource™, also provides energy brokering and advisory services to large commercial and industrial customers in the northeastern United States.

This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. All statements, other than statements of historical fact, are forward-looking statements. Certain factors that could cause the actual results to differ materially from those projected in these forward-looking statements include, but are not limited to the following: variations in weather; changes in the regulatory environment; customers’ preferences on energy sources; general economic conditions; increased competition; fluctuations in supply, demand, transmission capacity and prices for energy commodities; and other uncertainties, all of which are difficult to predict, and many of which are beyond the control of Unitil Corporation.

For more information, visit Unitil at www.unitil.com or call Mark Collin at 603-773-6612.